                                                                      EXHIBIT 99

Wachovia Corporate Services, Inc.
191 Peachtree Street, N.E.
Atlanta, Georgia 30303

December 14, 1999


La-Z-Boy Incorporated
1284 North Telegraph Road
Monroe, Michigan  48162-3390
Attn:  Mr. Gene M. Hardy - Secretary and Treasurer

     Re: A (i) $150,000,000 bridge loan facility (the "Bridge Loan Facility") from Wachovia Bank, N.A. and (ii) a $200,000,000 revolving credit facility (the "Syndicated Credit Facility") with Wachovia Securities, Inc., as Lead Arranger ("Wachovia Securities"), Wachovia Bank, N.A., as Administrative Agent and as a Bank ("Wachovia Bank"; Wachovia Securities and Wachovia Bank are collectively referred to herein as the "Wachovia Parties"), and certain other Banks, in favor of La-Z-Boy Incorporated (the "Borrower") (collectively, the "Facilities")

Dear Gene:

          The Borrower has requested that Wachovia Securities and Wachovia Bank confirm to the Borrower their respective and several undertakings with respect to the Facilities as set forth in this letter below.

          Wachovia Securities, as Lead and Sole Arranger, is pleased to confirm to the Borrower its willingness to exercise its commercially reasonable efforts to bring together a syndicate of Banks willing to issue commitments, which in the aggregate will be sufficient to fund the entire Syndicated Credit Facility.

          Wachovia Bank hereby confirms (i) its commitment to fund up to $150,000,000 of the Bridge Loan Facility upon the terms and conditions described in this letter and in the Bridge Loan Facility Term Sheet (the "Bridge Loan Facility Term Sheet") attached hereto and by this reference made a part hereof; and (ii) its willingness to serve as the Administrative Agent with respect to the Syndicated Credit Facility, and (iii) its commitment to fund up to $75,000,000 of the Syndicated Credit Facility (the "Wachovia Bank Commitment"), upon acceptable terms and conditions to be agreed upon between Wachovia and the Company (such terms and conditions to be contained in a term sheet which shall hereinafter be referred to as the "Syndicated Credit Facility Term Sheet"). The Bridge Loan Facility will be refinanced in its entirety by the Syndicated Credit Facility or as otherwise mutually agreed upon by the Wachovia Parties and the Borrower. Capitalized terms contained in either this letter or the Bridge Loan Facility Term
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La-Z-Boy Incorporated
December 14, 1999
Page 2

Sheet, but not defined in either this letter or the Bridge Loan
Facility Term Sheet, shall be defined in and have the meanings attributed thereto in the definitive Bridge Loan Documents.

          The Borrower agrees to use its commercially reasonable best efforts to actively assist Wachovia Securities in arranging a syndication of the Syndicated Credit Facility that is satisfactory to Wachovia Securities and Wachovia Bank. In order to assist Wachovia Securities in its syndication arrangement efforts, the Borrower hereby agrees to (i) provide and cause the Borrower's advisors to provide Wachovia Securities and each of the Banks upon request with all information reasonably requested by Wachovia Securities to arrange such syndication, (ii) assist Wachovia Securities upon its reasonable request in the preparation of an information memorandum and other distribution materials to be used in connection with the syndication of the Syndicated Credit Facility, and
(iii) otherwise assist Wachovia Securities, as reasonably requested by Wachovia Securities, in its syndication efforts, including, without limitation, by making available officers and advisors of the Borrower and its Subsidiaries from time to time to attend and make presentations regarding the business and prospects of the Borrower and its Subsidiaries, as appropriate, at a meeting or meetings of prospective Banks. The Borrower acknowledges and agrees that Wachovia Securities
(i) will use and rely on information provided by or on behalf of the Borrower and information available from generally recognized public sources in preparing such information memorandum and other distribution materials to be used in connection with the syndication of the Syndicated Credit Facility without Wachovia Securities' independent verification of the same, and (ii) does not assume responsibility for the accuracy or completeness of any of such information.

          Without the prior written consent of the Wachovia Parties, the contents of this letter, the Bridge Loan Facility Term Sheet, and the Syndicated Credit Facility Term Sheet may not be disclosed to any third party (including, without limitation, any other Bank), either orally or in writing (except by the Borrower (i) to the Borrower's and its respective Affiliates', directors, officers, employees, legal counsel, financial advisors (excluding any other financial institution) and accountants on a confidential basis, (ii) in filings made with the Securities and Exchange Commission, and (iii) as required by law). The confidentiality agreement set forth in the preceding sentence shall be effective regardless of whether this letter is signed by the Borrower.

          Each of the Wachovia Parties agrees to hold in confidence the Confidential Information (defined below) in accordance with reasonable procedures each of them, respectively, applies generally to information of a similar nature and not to disclose such Confidential Information, except (i) as may be required by law or as requested by any regulator having jurisdiction over either Wachovia Party or its affiliates, (ii) to Banks party to the definitive Syndicated Credit Agreement or to potential Banks who have been informed of the confidential nature of the information provided and who have agreed to be bound by confidentiality restrictions consistent with this paragraph or the confidentiality provisions set forth in the Credit Agreement, and (iii) to officers, directors and employees of the Wachovia Parties, such Banks, and their respective affiliates and agents and professional advisors (including, but not limited to, auditors, attorneys and accountants) of the Wachovia Parties, such Banks, and their respective affiliates who have been informed of the confidential nature of the information provided and who
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La-Z-Boy Incorporated
December 14, 1999
Page 3

agree to be bound by confidentiality restrictions consistent with this paragraph or the confidentiality provisions set forth in the Credit Agreement. "Confidential Information" means information about the Borrower furnished by the Borrower or Persons whom the Wachovia Parties know to be advisors to the Borrower to the Wachovia Parties, but does not include information (i) which was publicly known, or otherwise known (other than pursuant to a disclosure made subject to a duty of confidentiality) to the Wachovia Parties at the time of disclosure, (ii) after the time that such information becomes publicly known through no act or omission by the Wachovia Parties, or (iii) which otherwise becomes known to the Wachovia Parties other than through disclosure by the Borrower or Persons whom the Wachovia Parties know to be advisors to the Borrower or a source actually known by the Wachovia Parties to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

          Notwithstanding any provision of this letter to the contrary, the Borrower agrees that if the Syndicated Credit Facility closes, the Wachovia Parties may use the Borrower's name and a general description of the Syndicated Credit Facility and the role of the Wachovia Parties in publications (including, but not limited to, "tombstone" advertisements) and other marketing materials.

A. Terms and Conditions of the Bridge Loan Facility and the Syndicated Credit Facility.

     The principal terms and conditions of the Bridge Loan Facility will include those set forth herein and in the Bridge Loan Facility Term Sheet. Certain other customary terms and conditions found in transactions of the type contemplated hereby may be required by the Wachovia Parties as a condition precedent to closing and funding the Bridge Loan Facility although such terms and conditions may not be specifically stated herein or in the Bridge Loan Facility Term Sheet.

     The principal terms and conditions of the Syndicated Credit Facility will be determined mutually between the Wachovia Parties and the Company and will be set forth in a Syndicated Credit Facility Term Sheet. Certain other customary terms and conditions found in transactions of the type contemplated hereby may be required by the Wachovia Parties as a condition precedent to the funding of the Syndicated Credit Facility. Certain of the terms and conditions of the Syndicated Credit Facility will differ from the terms and conditions of the Bridge Loan Facility.

     The Bridge Loan Facility and the Syndicated Credit Facility are further subject to the conditions that no material adverse change shall have occurred in either (i) the condition (financial, business or other), operations, assets, nature of assets, prospects, or liabilities of Borrower since April 24, 1999 (other than the incurrence of indebtedness contemplated by this letter), or (ii) in the financial markets since the date hereof.

     The Borrower agrees to pay the fees at the times, in the amounts and upon the terms and conditions set forth in that separate fee letter (the "Fee Letter") dated the date of this letter, among the Borrower and the Wachovia Parties.
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La-Z-Boy Incorporated
December 14, 1999
Page 4


B.   General.

          1. Indemnity; Expenses. The Borrower agrees to indemnify and hold harmless each of the Wachovia Parties and their affiliates and the officers, directors, employees, attorneys and agents of, and Persons controlling any of them or any of their affiliates within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 (all such persons being hereinafter referred to as "Indemnified Persons"), whether or not the Loan Documents are executed by Wachovia Bank or any other Bank or Loans are actually made under the Bridge Loan Facility or the Syndicated Credit Facility by Wachovia Bank or any other Bank, from and against all losses, damages, liabilities or expenses of any kind or nature whatsoever, that may be incurred by or asserted against or involve any Indemnified Person in any and all actions, suits, proceedings (including any investigations or inquiries) or claims arising from, related to, caused by or with respect to (i) any act or omission to act by the Borrower or any of the Borrower's agents with respect to this letter or the matters described herein, or (ii) the preparation, execution and delivery of this letter, or (iii) the preparation, filing and dissemination of all documents in connection with the foregoing, or (iv) the transactions contemplated hereby (whether or not consummated). Upon demand by either Wachovia Party, the Borrower agrees to pay or reimburse any such Indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim, it being understood that the Wachovia Parties shall have the right to select their own counsel in connection with such matters; provided however, that the Borrower shall not be responsible to any such Indemnified Person for any losses, damages, liabilities or expenses which are finally judicially determined to have resulted from such Indemnified Person's gross negligence or misconduct. The indemnification provisions set forth herein shall apply whether or not either Wachovia Party is a party to any such action, suit, proceeding or claim and are expressly intended to cover, but not be limited to, reimbursement of legal and other expenses, including expenses incurred in depositions or other discovery proceedings. The indemnity obligations of the Borrower hereunder shall be in addition to, and not in limitation of, any other liability or obligation that the Borrower or any other Person may have. The out-of-pocket costs and expenses of each Wachovia Party (including, without limitation, the reasonable fees and expenses of counsel to the Wachovia Parties) incurred in connection with the Bridge Loan Facility and the syndication of the Syndicated Credit Facility, the preparation, execution and delivery of this letter, the Fee Letter, the Bridge Loan Facility Term Sheet, the Syndicated Credit Facility Term Sheet, the Bridge Loan Facility Agreement, the definitive Syndicated Credit Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby shall be paid by the Borrower, regardless of whether the Loan Documents are executed or any funding of the Bridge Loan Facility or Syndicated Credit Facility occurs.

          2. CONSEQUENTIAL DAMAGES. NEITHER OF THE WACHOVIA PARTIES SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWER OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS LETTER, THE TERM SHEET, THE LOAN DOCUMENTS, THE FEE LETTER, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
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La-Z-Boy Incorporated
December 14, 1999
Page 5
          3. Survival; Effectiveness. The confidentiality agreement contained in the fifth paragraph of this letter, together with the provisions of this Paragraph 3 and Paragraphs B.1. and B.2. hereof shall survive any termination or expiration of this letter.

          4. Acceptance; Termination. If you are in agreement with the foregoing, please sign and return this letter to Wachovia Bank, N.A. and Wachovia Securities, Inc. - 26th floor, 191 Peachtree Street, N.E., Atlanta, Ga. 30303, Attention: Mark A. Brumfield. Unless you have signed and each of Wachovia Bank and Wachovia Securities shall have received this letter and the Fee Letter prior to 5:00 p.m., Atlanta, Georgia time, on December 15, 1999, the several obligations of each of the Wachovia Parties hereunder shall terminate as of such time on such date. Unless definitive Loan Documents evidencing the Syndicated Credit Facility are executed by the Borrower, Wachovia Bank and the other Banks listed as parties thereto on or before March 31, 2000 (the "Expiration Date"), this letter shall terminate and Wachovia Securities shall not have any obligation to pursue the syndication of the Syndicated Credit Facility and Wachovia Bank shall not have any obligation to serve as Administrative Agent for the Syndicated Credit Facility or fund the Wachovia Bank Commitment. In addition to the foregoing, this letter may be terminated (including, without limitation, any and all obligations of each of the Wachovia Parties hereunder) prior to the Expiration Date (i) by mutual agreement, (ii) by Wachovia Bank if it determines that any condition precedent to funding the Bridge Loan Facility contemplated by this letter or the Bridge Loan Facility Term Sheet or the definitive Bridge Loan Documents cannot or will not be satisfied prior to the Expiration Date, (iii) by either of the Wachovia Parties if either of the Wachovia Parties determines that any condition precedent to closing and funding the Syndicated Credit Facility contemplated by this letter, the Syndicated Credit Facility Term Sheet or the definitive Loan Documents cannot or will not be satisfied prior to the Expiration Date, (iv) by either of the Wachovia Parties in the event that either of the Wachovia Parties determines as a result of its due diligence review or its negotiation of the Loan Documents, that any matter which under the terms and conditions hereof must be acceptable to either of the Wachovia Parties is not, or, as of the proposed time of closing, will not be, acceptable to either Wachovia Party, or (v) by the Borrower on or after January 10, 2000 if definitive Loan Documents evidencing the Bridge Loan Facility have not been executed by the Borrower and Wachovia Bank on or before such date; provided that if the date of the acquisition of LADD Furniture is deferred (whether on one or more occasions) from its presently scheduled date of January 21, 2000, then the date of January 10, 2000 set forth in this clause (v) shall be deferred by a like number of days.

          5. Miscellaneous. This letter and the Fee Letter may be executed in any number of counterparts which, taken together, shall constitute one original. This letter and the Fee Letter are solely for the benefit of the Borrower, the Wachovia Parties and the Indemnified Persons and no provision hereof or thereof shall be deemed to confer rights on any other Person. Neither this letter nor the Fee Letter may be assigned by the Borrower to any other person or entity, but all of the obligations of the Borrower hereunder and under the Fee Letter shall be binding upon the successors of the Borrower. This letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of Georgia without regard to principles of conflicts of law. No portion of this letter or the Fee Letter shall be construed against or
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La-Z-Boy Incorporated
December 14, 1999
Page 6

interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have drafted, structured, or dictated such provision. This letter, the Fee Letter and the Term Sheet embody the entire agreement and understanding between the parties hereto in respect of the transactions contemplated hereby and supersede all prior negotiations, understandings and agreements between such parties in respect of such transactions. No condition or other term of this letter, the Fee Letter or the Term Sheet may be waived or modified except by a writing signed by the Borrower and each of the Wachovia Parties. The requirement of a writing to waive or modify provisions of this letter or the Fee Letter cannot itself be waived or otherwise negated by any agreement or other conduct of the parties, express or implied, other than by a writing to that effect signed by both parties.

          6. Loan Documents. This letter, the Fee Letter and the Bridge Loan Facility Term Sheet do not contain all of the terms and provisions pertaining to the Bridge Loan Facility. The Borrower's definitive rights, duties, obligations and liabilities and those of Wachovia Bank and any other Banks will be more particularly described in the definitive Bridge Loan Documents. If there is any conflict between the provisions of this letter or the Bridge Loan Facility Term Sheet and the provisions of the Loan Documents, the provisions of the Loan Documents will control.

          7. Other Credit Relationships. The Borrower acknowledges and agrees that the Wachovia Parties and their affiliates may, from time to time, have relationships and engagements with the Borrower, its subsidiaries or other persons or entities, including, but not limited to, the Borrower's customers, suppliers, creditors, potential investors and investors. Such engagements and relationships may include, but are not limited to, the following: (i) loans, other extensions of credit or financial accommodations, (ii) treasury and cash management services, (iii) acting in various capacities in connection with private or public placement of debt and/or equity, (iv) acting as trustee or otherwise performing fiduciary services for the Borrower or such other parties or in connection with transactions in which the Borrower is involved or may have an interest, including without limitation any employee benefit plan or trust,
(v) any and all forms of depository services, (vi) any and all other services or products which may be offered or provided by the Wachovia Parties or any affiliated companies, and (vii) other services or products customarily provided from time to time by financial institutions. The Borrower waives any and all conflicts of interest which may result from the Wachovia Parties dealing in any of the aforesaid capacities. The Borrower acknowledges that the Wachovia Parties and their affiliates may, in the course of such other relationships, acquire information about the Borrower or such other persons or entities, but the Wachovia Parties shall have no obligation to disclose such information, or disclose the fact that they have such information in their possession, to the Borrower.

          8.   Special Disclosure.   Wachovia Securities is a broker/dealer
registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, Inc. and the Securities Investor Protection Corporation ("SIPC"). Although Wachovia Securities is a subsidiary of Wachovia Corporation, Wachovia Securities is not a bank and is separate from any affiliate of Wachovia Corporation. Wachovia Securities is solely responsible for its contractual obligations and commitments. Securities and financial instruments sold, offered, or
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La-Z-Boy Incorporated
December 14, 1999
Page 7

recommended by Wachovia Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or the SIPC, or any governmental agency and are not obligations of or endorsed or guaranteed in any way by any banks affiliated with Wachovia Securities or any other bank unless otherwise stated.

                              Very truly yours,

                              WACHOVIA BANK, N.A.

                              By: /s/ Kati S. Proctor
                                  Title: Vice President


                              WACHOVIA SECURITIES, INC.

                              By: /s/ Marc Brumfield
                                  Title: Vice President



Accepted and Agreed to
as of this 14th
day of December, 1999


LA-Z-BOY INCORPORATED


By: /s/ F.H. Jackson
Title: V.P. Finance

                             LA-Z-BOY, INCORPORATED

                       THE BRIDGE LOAN FACILITY TERM SHEET

                                DECEMBER 14, 1999



BORROWER:                La-Z-Boy, Incorporated (the "Borrower")

LENDERS: Wachovia Bank, N.A. as sole lender ("Wachovia") or Wachovia Bank, N.A. and other relationship bank ("Other Bank")

FACILITY:                The Facility will consist of up to a $150,000,000
                         unsecured revolving credit facility (the "Facility")

PURPOSE: To refinance existing LADD debt and general corporate purposes

CLOSING                  DATE: On or before January 10, 2000

FUNDING DATE: Simultaneously with LADD becoming a Subsidiary of the Borrower, but in any event, on or before March 31, 2000

FINAL                    MATURITY: 18 months from closing date

SECURITY:                None

BORROWING
OPTIONS: Adjusted LIBOR and Base Rate (in each instance, plus the Applicable Margin)

                         Adjusted LIBOR means the London Interbank Offered Rate, as reported by Dow Jones Markets, Inc. (formerly Telerate) page 3750, automatically adjusted for reserves.

                         Base Rate means the higher of (i) Wachovia's Prime Rate or (ii) the overnight Federal Funds rate plus 0.50%.

                         Wachovia's Prime Rate shall refer to the interest rate so denominated and set by Wachovia from time to time as an interest rate basis for borrowings. Wachovia's Prime Rate is one of several interest rate bases used by Wachovia. Wachovia lends at interest rates above and below Wachovia's Prime Rate.

APPLICABLE MARGIN:       The Applicable Margin for Base Rate loans shall
                         be 0%

                         With respect to Adjusted LIBOR Loans, the Applicable Margin shall be as follows:

                         ----------------------------------------------------
                                   DATE                     APPLICABLE MARGIN
                         ----------------------------------------------------
                         Closing Date to April 30, 2000             75.0 bps
                         May 1, 2000 to July 31, 2000              100.0 bps
                         August 1, 2000 to October 31, 2000        150.0 bps
                         November 1, 2000 to maturity              200.0 bps
                         ----------------------------------------------------


COMMITMENT FEE:          A per annum fee of 15.0 basis points, calculated
                         on an actual/360 days basis, payable quarterly in arrears on the average unused portion of the Facility.


DEFAULT RATE:            After the occurrence and during the existence of
                         a Default, interest on the Loans shall accrue at a rate equal to the then highest rate which may be applicable to any of the Loans plus 2.0%

TERMINATION OR
REDUCTION OF
COMMITMENTS:             The Borrower may, upon at least three Domestic Business
                         Days' notice to the Bank, terminate or reduce the Unused Commitments. The reduction shall be a minimum amount of $10,000,000 or any incremental multiple of $5,000,000.


INTEREST PAYMENTS;
OPTIONAL PREPAYMENTS     Interest payments will be due at the end of the
                         applicable Interest Period or quarterly, if earlier, calculated on an actual/360 days basis. Base Rate Loans may be prepaid at any time without penalty, with one
                         Business Day's notice. Adjusted LIBOR loans may be prepaid at any time with two Business Days notice.
                         Borrower will bear the costs related to the prepayment of the Adjusted Libor Loans prior to the last day of the Interest Period. Prepayments will be subject to a minimum amount of $5,000,000 or any incremental multiple of $2,500,000 or in such lower amount as may then be outstanding.



INTEREST PERIODS:        Adjusted Libor Loans - 1, 2, or 3 months

                         Base Rate Loans - 30 days

CONDITIONS TO
CLOSING: Customary in credit agreements for transactions of this nature, including, but not limited to:

                         1.  Negotiation, execution, and delivery of
                             satisfactory Loan Documents;
                         2.  Absence of Default;
                         3.  Accuracy of Representations and Warranties;
                         4. Satisfactory opinion letters from legal counsel to the Borrower;
                         5. Delivery of Articles of Incorporation; Bylaws, good standing certificates, certificates of incumbency; etc. of the Borrower.



CONDITIONS TO
ALL BORROWINGS:

                         1.  Receipt by Wachovia of a Notice of Borrowing;
                         2.  No Default shall exist;
                         3.  Accuracy of Representations and Warranties;
                         4. The aggregate amount of the Loans shall not exceed the aggregate amount of the Commitments;
                         5. Evidence satisfactory to the Bank that immediately upon funding the Facility, termination of existing LADD credit facilities and termination and release of all liens securing such facilities.




REPRESENTATIONS &
WARRANTIES:              Customary in credit agreements for transactions of this
                         nature, including, but not limited to:

                         1.  Corporate Existence and Power;

                         2.  Corporate and Governmental Authorization;
                         3.  Binding Effect;
                         4.  Financial Information;
                         5.  Litigation;
                         6.  Compliance with ERISA;
                         7.  Not an Investment Company or Public Utility
                             Company;
                         8.  Taxes;
                         9.  Subsidiaries;
                         10. Ownership of Properties, Liens;
                         11. Material Liabilities;
                         12. No Default;
                         13. Full Disclosure;
                         14. Environmental Matters;
                         15. Compliance with Laws;
                         16. Margin Stock


COVENANTS:               Customary in credit agreements for transactions of this
                         nature, including, but not limited to:

                         1.  Preservation of Existence;
                         2.  Financial and Business Information;
                         3.  Inspection of Books, Records, and Property;
                         4. Maximum Consolidated Total Funded Debt to Consolidated Total Capital Ratio of 50%;
                         5.  Minimum Fixed Charge Coverage Ratio of 3.0:1.0;
                         6.  Negative Pledge;
                         7.  Merger;
                         8. Limitation on Sale of Assets, with permitted securitization of receivables;
                         9.  Other Indebtedness;
                         10. Transactions with Affiliates;
                         11. Dissolution;
                         12. Compliance with Laws;
                         13. Insurance;
                         14. Change in Fiscal Year;
                         15. Maintenance of Properties;
                         16. Environmental Matters;
                         17. Liens;
                         18. Acquisitions;
                         19. Merger or Consolidation;
                         20. Required application of 100% of proceeds from any
                             issuance of debt;
                         21. Required application of 100% of proceeds from any
                             issuance of equity that was not issued in connection with an acquisition or employee stock options;

                         22. Y2K Compliant and Ready



EVENTS OF DEFAULT:       Customary in credit agreements for transactions of this
                         nature, including, but not limited to:

                         1. Failure to pay principal, interest or fees when due;
                         2. Failure to observe, perform or comply with certain affirmative and negative covenants;
                         3. Failure to observe, perform or comply with all other covenants and such failure is not cured within thirty days' after the Company receives notice thereof;
                         4. Representations and warranties false or incorrect in any material respect when made;
                         5. An event of default under any agreement between the Company and the Bank or any other agreement, document or instrument evidencing an obligation for borrowed money in excess of $10,000,000.
                         6.  Change of Ownership;
                         7. Other defaults including bankruptcy, insolvency, judgments, attachments, government liens, and ERISA.


INCREASES COSTS;
CHANGE OF CIRCUMSTANCES:     The Credit Agreement will contain customary
                             provisions protecting the Bank in the event of the unavailability of funding; illegality; increased costs (including, without limitation, costs related to capital adequacy regulations; changes in reserve requirements, and excise and withholding taxes).

INDEMNIFICATION AND
COMPENSATION:                The Credit Agreement will contain standard
                             provisions to indemnify the Bank against and compensate it for all losses, liabilities, claims, damages, or expenses relating to its Loans, the Borrower's use of Loan proceeds or the Commitments, including excise and withholding taxes, or the payment of any Adjusted LIBOR Loan on any day other than the last day of the Interest Period applicable thereto or any failure to borrow an Adjusted LIBOR Loan on the date of the borrowing specified therefor, including without limitation, reasonable attorney's fees and settlement costs and other reasonable and related expenses (except such as result from indemnitee's gross negligence or misconduct).

SET OFF: The Credit Agreement will contain standard provisions to allow the Bank to exercise rights of set-off and to govern the sharing or any proceeds of set-off.

EXPENSES:                The Borrower will pay all legal and other out-of-pocket
                         expenses of (i) preparing Loan Documents for this transaction, and any subsequent amendments and waivers and (ii) any expenses incurred by the Bank related to any Default or enforcement proceedings.

GOVERNING LAW:           State of Georgia